Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE

QUARTER ENDED NOVEMBER 30, 2022 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. December 19, 2022 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the third quarter ended November 30, 2022. Highlights include:

•
Revenues were $110.2 million for the quarter compared to $103.0 million for the same quarter last year, an increase of $7.3 million or 7.1%.
•
Earnings per diluted share for the current quarter were $0.44 compared to $0.29 for the comparative quarter last year, an increase of 50.2%.
•
Our gross profit margin for the quarter was 30.4% compared to 28.4% for the comparative quarter last year.

Financial Overview

The Company’s revenues for the third quarter ended November 30, 2022 were $110.2 million compared to $103.0 million for the same quarter last year, an increase of $7.3 million, or 7.1%. Gross profit margin was $33.5 million, or 30.4%, as compared to $29.2 million, or 28.4%, for the same quarter last year. Net earnings for the quarter were $11.3 million, or $0.44 per diluted share, as compared to $7.6 million, or $0.29 per diluted share, for the same quarter last year.

The Company’s revenues for the nine-month period ended November 30, 2022 were $329.1 million compared to $300.3 million for the same period last year, an increase of $28.8 million or 9.6%. Gross profit margin was $102.7 million, or 31.2%, as compared to $87.3 million, or 29.1% for the nine-month periods ended November 30, 2022 and November 30, 2021, respectively. Net earnings for the nine-month period ended November 30, 2022 were $35.1 million, or $1.36 per diluted share compared to $22.3 million, or $0.86 per diluted share for the same period last year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, "We are pleased with our performance for the third quarter. For the seventh consecutive quarter, revenues and operating income improved on a year-over-year basis due to continued strong customer demand for our products and our disciplined cost management and pricing strategies. Our gross profit margin increased to 30.4% for the current quarter from 28.4% for the same prior year quarter, an increase of 2.0%. Our prior year gross profit margin was impacted by inflationary factors and the transitional increase in expense from the consolidation of a few of our underperforming manufacturing facilities. Our EBITDA increased from $15.4 million to $20.8 million over the same prior year quarter. The demand for paper remains solid but we are beginning to see import competition in the North American Paper and Writing market. We continue to monitor incoming order volumes as well as rising raw material and other input costs so that we can proactively adjust our pricing and costs accordingly. At the end of the current quarter, we completed the acquisition of School Photo Marketing. School Photo Marketing provides printing, yearbook publishing and marketing related services to over 1,400 school and sports photographers around the country. This addition brings with it many exciting possibilities to service this new channel with products produced through Ennis manufacturing operations. We believe we have one of the strongest balance sheets in the industry, with no debt and significant cash. Our profitability and strong financial condition will allow us to continue operations and fund acquisitions without incurring debt. Given those strengths, we also anticipate timely access to credit should larger acquisition opportunities materialize as we continue to explore strategic opportunities in the acquisition arena to increase profitability."

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and nine months ended November 30, 2022 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Nine months ended
	November 30,	November 30,	November 30,	November 30,
	2022	2021	2022	2021
Net earnings	$11,286	$7,563	$35,107	$22,327
Income tax expense	4,388	3,242	13,652	9,569
Interest expense	—	3	—	7
Depreciation and amortization	5,128	4,593	13,835	13,889
EBITDA (non-GAAP)	$20,802	$15,401	$62,594	$45,792
% of sales	18.9%	15.0%	19.0%	15.2%

In Other News

On December 15, 2022 the Board of Directors declared a quarterly cash dividend of 25.0 cents per share on the Company’s common stock. The dividend is payable on February 2, 2023 to shareholders of record on January 5, 2023.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, the limited number of available suppliers and variability in the prices of paper and other raw materials, and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and potential plant closures. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2022. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

	Three months ended		Nine months ended
Condensed Consolidated Operating Results	November 30,		November 30,
	2022	2021	2022	2021
Revenues	$110,245	$102,968	$329,145	$300,349
Cost of goods sold	76,768	73,768	226,445	213,062
Gross profit margin	33,477	29,200	102,700	87,287
Operating expenses	17,307	17,514	52,931	54,248
Operating income	16,170	11,686	49,769	33,039
Other expense	496	881	1,010	1,143
Earnings before income taxes	15,674	10,805	48,759	31,896
Income tax expense	4,388	3,242	13,652	9,569
Net earnings	$11,286	$7,563	$35,107	$22,327

Weighted average common shares outstanding
Basic	25,809,581	26,020,210	25,812,216	26,053,898
Diluted	25,888,815	26,020,210	25,892,873	26,151,480

Earnings per share
Basic	$0.44	$0.29	$1.36	$0.86
Diluted	$0.44	$0.29	$1.36	$0.85

			November 30,	February 28,
Condensed Consolidated Balance Sheet Information			2022	2022
Assets
Current Assets
Cash			$87,000	$85,606
Accounts receivable, net			45,738	39,022
Inventories, net			49,922	38,538
Other			2,434	1,863
Total Current Assets			185,094	165,029
Property, plant & equipment, net			49,440	53,633
Operating lease right-of-use assets			14,214	15,544
Goodwill and intangible assets			137,516	134,246
Other			386	392
Total Assets			$386,650	$368,844
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$15,361	$16,678
Accrued expenses			19,117	15,422
Current portion of operating lease liabilities			4,914	5,090
Total Current Liabilities			39,392	37,190
Other non-current liabilities			25,836	27,839
Total liabilities			65,228	65,029
Shareholders' Equity			321,422	303,815
Total Liabilities and Shareholders' Equity			$386,650	$368,844

			Nine months ended
			November 30,
Condensed Consolidated Cash Flow Information			2022	2021
Cash provided by operating activities			$33,997	$34,295
Cash used in investing activities			(12,105)	(7,658)
Cash used in financing activities			(20,498)	(20,858)
Change in cash			1,394	5,779
Cash at beginning of period			85,606	75,190
Cash at end of period			$87,000	$80,969